Exhibit 99.1

CTC MEDIA ANNOUNCES APPOINTMENT OF NEW DIRECTOR

Moscow, Russia – December 17, 2009 – CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent media company, today announced that Mathias Hermansson, Chief Financial Officer of Modern Times Group MTG AB (“MTG”), has been appointed to the CTC Media’s Board of Directors. MTG is the parent company of MTG Russia AB, which is CTC Media’s largest shareholder with a 39.4% equity stake. Mr. Hermansson replaces Kaj Gradevik, MTG’s Director of Business Development, as one of MTG Russia AB’s three representatives on the CTC Media’s Board. According to the stockholders’ agreement between the principal stockholders of the Company, three members of CTC Media’s Board of Directors are designated by MTG Russia and three by Alfa CTC Holdings Limited, an affiliate of Alfa Bank.

Notes to Editors:

Mathias Hermansson was appointed as Chief Financial Officer of MTG in March 2006, prior to which he served as Group Financial Controller between 2001 and 2006 and held various financial positions at MTG’s Viasat Broadcasting, Radio and Internet Retailing businesses. Mr. Hermansson also served as Finance Director at the North American operations of MTG’s former subsidiary Metro International S.A. and, prior to joining MTG in 1999, worked for Unilever Sweden.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV, Channel 31 in Kazakhstan and TV companies in Uzbekistan and Moldova. CTC Media also owns two TV content production companies, Costafilm and Soho Media. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

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For further information, please contact:

Investor Relations

Ekaterina Ostrova

Tel: + 7 495 785 6333

ir@ctcmedia.ru

Media Relations

Ekaterina Osadchaya

Angelika Larionova

Tel: +7 495 785 6333

pr@ctcmedia.ru